Filed pursuant to Rule 424(b)(5)

Registration No. 333-284723

PROSPECTUS SUPPLEMENT

(To the Prospectus dated February 12, 2025)

Up to $15,000,000 of Shares of Common Stock

Beeline Holdings, Inc.

We have entered into an at-the-market offering agreement (the “Offering Agreement”) with Ladenburg Thalmann & Co. Inc., as sales agent (the “Agent” or “Ladenburg”), relating to the offering and sale of shares of our common stock, par value $0.0001 per share, offered pursuant to this prospectus supplement and the accompanying prospectus, to or through Ladenburg as agent or principal. In accordance with the terms of the Offering Agreement, we may offer and sell under this prospectus supplement shares of our common stock having an aggregate offering price of up to $15,000,000 from time to time through the Agent.

This prospectus supplement supersedes and replaces a prior prospectus supplement we filed with the Securities and Exchange Commission (the “SEC”) dated September 26, 2025 related to the Offering Agreement (“September Supplement”). Under the September Supplement, we sold 367,655 shares of common stock through March 10, 2026, for gross proceeds of $1,277,628.

You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated or deemed to be incorporated by reference herein or therein, before you invest.

Our common stock is traded on The Nasdaq Capital Market under the symbol “BLNE.” On March 6, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market (“Nasdaq”) was $2.73 per share.

As of March 6, 2026, the Company had 28,942,065 shares of common stock outstanding of which 5,130,626 shares were held by affiliates. For purposes of General Instruction I.B.1. of Form S-3, the aggregate market value of our Common Stock held by non-affiliates was $78,454,551 as of November 10, 2025, calculated at a price per share of $4.35, the last reported sale price of our common stock on September 25, 2025. As such, pursuant to Instruction 3 to General Instruction 1.B. of Form S-3, this prospectus supplement and the transactions registered hereby are being made in accordance with General Instruction I.B.1 of Form S-3.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933 (the “Securities Act”), including without limitation sales made directly on or through Nasdaq, the trading market for our common stock, or any other existing trading market in the United States for the common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Agent as principal in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. If we and the Agent agree on a method of distribution other than sales of shares of our common stock on Nasdaq or another existing trading market at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Agent is not required to sell any certain number of shares or dollar amount of our common stock, but will act as a sales agent and use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell on our behalf all of the shares of common stock requested to be sold by us, subject to the terms of the Offering Agreement. We also may sell shares to the Agent as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to the Agent as principal, we will enter into a separate terms agreement with the Agent setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or free writing prospectus if required.

Under the terms of the Offering Agreement, the Agent will be entitled to compensation of 3% of the gross proceeds from the sales of shares of common stock sold by or to it. In connection with the sale of shares of our common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Ladenburg with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please see “Plan of Distribution” on page S-15 for further information relating to the compensation arrangements with the Agent.

There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement, and in our Annual Report on Form 10-K for the year ended December 31, 2024 which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann

The date of this prospectus supplement is March 10, 2026

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part consists of a prospectus dated February 12, 2025, included in the registration statement on Form S-3 (No. 333-284723) that was initially filed on February 5, 2025 with the SEC, was amended on February 11, 2025 and was declared effective by the SEC on February 12, 2025. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both parts of this document. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

Neither we nor the Agent have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the securities offered hereby only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. We are not, and Ladenburg is not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The information appearing in this prospectus supplement and the accompanying prospectus for use in connection with this offering is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where such offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

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To the extent this prospectus supplement contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” and “our” refer to Beeline Holdings, Inc., a Nevada corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including statements regarding the growth of digital mortgage solutions, BlinkQC’s plans, BeelineEquity’s future opportunities, the amount of proceeds we may receive from the Offering Agreement or other capital raising transactions, our use of proceeds, our future financial position, liquidity, business strategy and plans and objectives of management for future operations and strategic transactions, are forward-looking statements. Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words. In particular, these forward-looking statements include, among others, statements about our intended use of proceeds, our plans and expectations for our operations, technology, financial results and growth prospects, anticipated or potential economic, industry and regulatory trends, and our liquidity and potential future sources of capital.

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These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus supplement, and the accompanying prospectus, and the documents incorporated by reference herein and therein. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	the sufficiency of our working capital as described in the first risk factor on page S-9 of this prospectus supplement;
●	the impact of recent interest cuts on the mortgage lending business;
●	whether the Federal Reserve reduces interest rates again;
●	the risks arising from the impact of inflation, tariffs, high interest rates and a recession which may result on our business, prospective purchasers of homes in the U.S., and on the national and global economy;
●	our reliance on certain third parties, our reliance on our ability to protect, maintain and improve upon our technology infrastructure and intellectual property, and risks inherent in the regulatory and competitive industry in which we operate;
●	any future impairment of our goodwill and other intangible assets;
●	changes in the political and regulatory environment and in business and economic conditions in the United States and in the real estate and mortgage lending industry;
●	geopolitical conflicts such as those in Ukraine, the Middle East and Latin America; and
●	our ability to develop and maintain our brand cost-effectively.

We also refer you to “Risk Factors” at page S-9 and the documents incorporated by reference into this prospectus supplement, including under Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and the prospectus filed with the SEC on November 14, 2025, for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our consolidated financial statements, the notes to those consolidated financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

Background

Beeline is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island.

Merger

On September 4, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger”) with Bridgetown Spirits Corp. (“Bridgetown Spirits”) and Beeline Financial Holdings, Inc. (“Beeline Financial”). The Merger closed on October 7, 2024. On March 12, 2025, the Company changed its name to Beeline Holdings, Inc.

Beeline Financial was incorporated in Delaware on July 1, 2020 via a merger with Beeline Financial Holdings, Inc., a Rhode Island corporation founded on September 20, 2018.

In connection with the Merger, Beeline also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its prior business in 2024. Beeline subsequently sold its remaining majority interest in Bridgetown Spirits in July 2025, in order to focus on its mortgage lending and related businesses.

Business Overview

Through its subsidiaries, Beeline operates a full-service, direct-to-consumer digital mortgage lender specializing in conventional conforming and non-conforming residential first-lien mortgages, a title provider offering title, escrow, and closing services, and a technology platform licensing a proprietary software-as-a-service (“SaaS”) product. Additionally, its BeelineEquity, Inc. (“BeelineEquity”) subsidiary, supports a fractional sale of real estate in partnership with another company, which uses cryptocurrency backed by residential real estate. Beeline Title Holdings, Inc. (“Beeline Title”), another subsidiary, handles the settlement and title portions of these transactions for its client, who is minting the tokens. Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement.

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The Company’s consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries, Beeline Financial, BeelineEquity, Beeline Title, Beeline Mortgage Holdings, Inc. (“Beeline Mortgage”), Beeline Labs, Inc., and Beeline Loans Pty Ltd.

Beeline Financial

Beeline Financial’s performance is influenced by several key factors, including fluctuations in interest rates, economic conditions, housing supply, technological advancements, and its ability to acquire and retain customers. Interest rate changes have a direct impact on mortgage loan refinancing and overall mortgage loan volume. In a declining interest rate environment, refinancing activity typically increases, whereas rising interest rates tend to reduce refinancing and home purchase transactions. However, higher rates can also drive demand for cash-out refinancings and home equity loans. Following a prolonged period of historically low rates, interest rates began to rise in April 2021 due to inflation, increases in the federal funds rate, and other monetary policies. This upward trend, significantly reduced mortgage market activity and the pool of borrowers who could benefit from refinancing. Additionally, higher rates discourage homebuyers from entering the market and lead to a more competitive lending environment, compressing margins and reducing origination volumes.

The broader economic environment plays a crucial role in mortgage lending activity. Interest rate movements, employment trends, home price appreciation, and consumer confidence all affect mortgage origination volumes. Typically, home sales peak in the second and third quarters, but in 2022 and 2023, rising interest rates and ongoing housing supply constraints disrupted these seasonal trends. Despite steady consumer demand for credit, high interest rates and economic uncertainty may cause borrowers to delay financing decisions, leading to fluctuations in Beeline’s revenue and financial performance.

Both the limited housing supply and the affordability of housing have constrained home purchase activity. Rising interest rates have further exacerbated this issue by increasing home prices, reducing affordability, and discouraging transactions. However, Beeline believes that persistent imbalances between supply and demand will ultimately drive greater home construction, expanding housing inventory and stimulating future mortgage activity.

Beeline Financial’s ability to attract and retain customers depends on delivering a seamless and competitive digital mortgage experience. The shift toward digital transactions, accelerated by the COVID-19 pandemic, has increased consumer willingness to engage in high-value online purchases, including mortgage applications. Beeline Financial’s platform is designed to provide a convenient and efficient digital experience, positioning it favorably against traditional mortgage origination methods. With Millennial and Generation Z homeownership rates on the rise, Beeline Financial anticipates continued growth in demand for digital mortgage solutions.

Technological innovation remains central to Beeline Financial’s strategy. Beeline Financial’s proprietary technology enhances efficiency, reduces costs, and improves loan processing quality. By automating key origination tasks, Beeline Financial streamlines interactions for consumers, employees, and partners. Its intuitive digital interface minimizes reliance on paper applications and manual processes, enabling faster and more efficient loan transactions. Continued investment in automation and technology development will further reduce production costs and enhance customer acquisition efforts.

Customer acquisition is another critical component of Beeline Financial’s success. Beeline Financial aims to expand its reach while providing a highly personalized digital experience. If traditional customer acquisition methods prove insufficient, especially in challenging market conditions, Beeline Financial may need to invest additional resources in sales and marketing to maintain growth. Increased marketing expenditures could elevate service costs, making it essential to balance customer acquisition efforts with cost efficiency.

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In the ordinary course of Beeline Financial’s operations, it finances the majority of its loan volume on a short-term basis, typically less than 10 days, mainly utilizing warehouse lines of credit. In October 2025, Beeline expanded its warehouse lines to $25,000,000 tripling its prior $5,000,000 line and adding two new $5,000,000 lines with new lenders. The repayments of Beeline Financial’s borrowings come from the revenue generated by selling its loans to a network of purchasers. Other than the warehouse lines of credit, Beeline has no outstanding indebtedness having repaid or converted over $7,500,000 in 2025.

In 2024, Beeline Financial made significant investments in its platform to leverage mortgage origination opportunities, despite overall lower volumes compared to 2020 and 2021 due to fluctuating interest rates. In the fourth quarter of 2024, a temporary decline in the 10-year Treasury rate drove a notable increase in loan originations, reinforcing our belief that interest rates, housing supply, and affordability will remain key factors influencing future volume. Additionally, Beeline Financial has expanded its focus on its business to business (“B2B”) SaaS strategy, which is also subject to macroeconomic conditions.

To measure operational efficiency and growth, we track a range of performance metrics in our lending and title businesses, including production data. Beeline Loans, the principal operating subsidiary of Beeline Financial, uses data to track margin and gain-on-sale revenue. Beeline Title uses data to track file revenue. Beeline uses industry tools to benchmark its margin and note rates against the broader mortgage origination market. We also evaluate key business drivers for Beeline Financial subsidiaries, such as Beeline Labs, by monitoring revenue, unit sales, and SaaS (B2B) growth potential. Additionally, we assess customer acquisition costs and profitability per loan to optimize financial performance. These key indicators help gauge progress toward our strategic and long-term growth objectives.

BeelineEquity

On June 25, 2025, Beeline Title closed, what it believes to be one of the first-ever fractional sale of home real estate transactions funded through the sale of a cryptocurrency with TYTL Holdings, Inc. (“TYTL”), a related party partner who will fund these transactions for us through the sale of a cryptocurrency token which is backed by real property. See “Recent Developments” below. In essence, TYTL solicits homeowners to sell up to a 49% interest in a home using funds it raises from the sale of a cryptocurrency token. While neither the Company, nor its subsidiaries, mints the token, Beeline Title handles the settlement and title portions of these transactions for TYTL, who is minting the token. The June 2025 transaction marked a major milestone in the evolution of blockchain-driven real estate finance, bridging decentralized finance with traditional title and escrow services. BeelineEquity provides customer acquisition services and support to TYTL and Beeline Title provides the title and closing service for each transaction—unless the seller elects to use an outside title company. Importantly, Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement. TYTL, the Company’s partner, is co-owned by the Company’s Chief Executive Officer, Nicholas Liuzza. As such, TYTL is a related party of the Company.

As of the date of this prospectus supplement, we have derived $22,009 of revenue from this business. We provide title insurance services and an owner’s title policy to the Company’s partner as the buyer of the fractional equity. Beeline Title transacts in the normal course of business on these purchase transactions, issuing the owner’s title insurance policy and acting as settlement/escrow agent. In any title transaction, the title agency will incur liability for potential losses under the title policy if the underlying title work is faulty for any reason or fraud or other errors exist that could not have been discovered at the time of policy issuance. Beeline Title has Errors and Omissions insurance in addition to other insurance coverages for any such issues.

Beeline Labs

In July 2025, Beeline Labs, launched BlinkQC, a SaaS platform designed to automate pre-close quality control (“QC”) reviews for mortgage loan files. Beeline Labs has been beta testing BlinkQC in its own operation and will use BlinkQC for its pre-close QC. Later in 2026, Beeline Labs plans to license BlinkQC as a SaaS to other mortgage companies. BlinkQC uses artificial intelligence to ingest loan document packages, extract and validate data, apply customizable rule sets, and generate compliance reports.

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The initial release will support conventional loan packages and will be offered on a flat rate per package. Based on current cost estimates, the product is expected to achieve gross margins of approximately 50%. Future enhancements, including FHA/VA loan support and integrations with loan origination systems, are in development.

Management believes BlinkQC will improve QC efficiency for mortgage lenders and represents a potential source of incremental revenue for the Company.

Recent Developments

We have closed 10 fractional sales of real estate on behalf of homeowners solicited by TYTL as of the date of this prospectus supplement.

From January 28, 2026 through March 6, 2026, various shareholders converted certain shares of the Company’s Series F Convertible Preferred Stock, Series F-1 Convertible Preferred Stock and Series G Convertible Preferred Stock into a total of 97,674 shares of the Company’s common stock. On February 5, 2026 and February 12, 2026, four warrant holders exercised their Series G Warrants to purchase common stock and acquired an aggregate of 337,967 shares of the Company’s common stock.

On November 11, 2025, the Company entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the Company sold to the investors in a registered offering a total of 4,620,000 shares of the Company’s common stock for total gross proceeds of $7,392,000, before deducting placement agent fees and other offering expenses. The closing occurred on November 12, 2025. Ladenburg acted as placement agent in connection with such offering.

On October 21, 2025, the Company entered into a letter agreement with the investors pursuant to which they agreed to the redemption of their shares of Series E Preferred Stock in exchange for payment of $2,000,000. The Company redeemed the Series E Preferred Stock on November 12, 2025. The shares were returned to the Company’s treasury and subsequently the Certificate of Designation was withdrawn for the Series E Preferred Stock.

In October 2025, the Company expanded its warehouse lines to $25.0 million tripling its prior $5.0 million line and adding two new $5.0 million lines with new lenders.

On July 23, 2025, the Company filed the Certificate of Designations, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock (the “Series A”) with the Nevada Secretary of State designating and authorizing the issuance of up to 8,425,102 shares of Series A. Pursuant to the Series A as amended, each share of Series A had a stated value of $0.50, and the holder could convert up to $1,000,000 in stated value of Series A at any time at a conversion price of $1.75 and another $1,000,000 at any time at a conversion price of $2.00 per share, subject in each case to adjustment as provided therein and subject to beneficial ownership limitations (collectively the “Special Conversion Amount”). Beginning on the issuance date of the Series A and for a period of one-year thereafter, or until July 23 2026, the Company had the right to redeem the shares of Series A, other than the Special Conversion Amount, at a redemption price of $2.00 per underlying share of common stock (based on the $1.75 per share conversion price, subject to adjustment). At the end of the one-year redemption period, all remaining shares of Series A (in addition to the Special Conversion Amount) would have become convertible at the option of the holder. The Series A was entitled to vote with the Company’s common stock on an as-converted basis, subject to beneficial ownership limitations.

The Company amended the Series A in January 2026 to increase the Special Conversion Amount by $1,000,000 in stated value and provide for a conversion price of $2.00 with respect to such $1,000,000 of Special Conversion Amount.

In 2025, the holder of the Series A converted 2,000,000 shares of Series A into 571,428 shares of common stock representing $1,000,000 of the Special Conversion Amount. In January 2026, the holder converted an additional 2,000,000 shares of Series A into 500,000 shares of common stock representing the remaining $1,000,000 of the Special Conversion Amount.

Corporate Information

Our principal executive offices are located at 188 Valley Street, Suite 225, Providence, Rhode Island and our telephone number is (888) 810-5760. Our Internet website address is www.makeabeeline.com. Information contained on our corporate websites does not constitute part of this prospectus.

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The Offering

Issuer	Beeline Holdings, Inc.

Common Stock offered by us	Shares of common stock having an aggregate gross offering price of up to $15,000,000, or up to 5,494,505 shares, assuming sales at a price of $2.73 per share, which was the closing price of the common stock on Nasdaq on March 6, 2026. The actual number of shares issued in connection with this offering will vary depending on how many shares of common stock we choose to sell and the prices at which such sales occur.

Manner of the Offering	“At the market offering” that may be made from time to time through or to Ladenburg as sales agent or principal. See “Plan of Distribution” on page S-15 of this prospectus supplement.

Common Stock Currently Outstanding	28,942,065 shares.

Common Stock outstanding after this offering	34,436,570 shares, assuming sales at a price of $2.73 per share, which was the closing price of the common stock on the Nasdaq on March 6, 2026. The actual number of shares issued will vary depending on the price at which shares may be sold from time to time during this offering.

Use of proceeds	We intend to use a portion of the net proceeds from this offering to redeem 4,425,102 shares of the issued and outstanding Series A convertible redeemable preferred stock at a purchase price of $2.00 per underlying share of common stock (based on the $1.75 per share conversion price, subject to adjustment) and the balance for working capital and general corporate purposes. However, as of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See the section titled “Use of Proceeds” on page S-13 in this prospectus supplement.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement, the Risk Factors contained in our prospectus filed with the SEC on November 14, 2025, and the other reports incorporated by reference into the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol	“BLNE”

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The number of shares common stock to be outstanding immediately after this offering is based on 28,942,065 shares of common stock outstanding as of March 6, 2026 and excludes, as of that date:

●	An estimated 1,702,640 shares of common stock underlying outstanding convertible preferred stock;

●	6,074,107 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average price of $1.82;

●	29 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average price of $339.49; and

●	Up to 3,783,828 shares of common stock available for issuance pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan and grants thereunder.

The share amounts and prices reflected above and elsewhere in this prospectus supplement give effect to the 1-for-10 reverse stock split which was effected at 12:01 am ET on March 12, 2025. Share amounts and prices do not give effect to (i) an estimated 5,868 warrants with an exercise price of $231.20 per share which we are obligated to issue to former Beeline Financial warrant holders as a result of the Merger, or (ii) potential adjustment to the numbers of conversion and exercise prices and underlying shares pursuant to provisions in the respective securities described herein.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and in documents incorporated by reference herein, including Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025, and all of the information contained in this prospectus supplement before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus supplement.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

Risk Related to This Offering and Our Common Stock

Because there is substantial doubt as to the Company’s ability to continue as a going concern, we may not be successful and our ability to continue our operations is in doubt unless we can access sufficient working capital within the timeframe needed.

The Company has limited capital and substantial accumulated deficit as of the date of this prospectus supplement. We do not have sufficient working capital and cash flows for continued operations for at least the next 12 months, which raises a risk of our potential inability to continue as a going concern. Our continued existence is dependent upon our obtaining the necessary capital to meet our expenditures, and we can provide no assurance that we will be able to raise adequate capital to meet our future working capital needs. As of December 31, 2025, we had working capital of approximately $3,044,000, which management believes is enough working capital for the 12-months ending March 31, 2027. This expectation may change as our audit for the year ended December 31, 2025 is completed and our board of directors reviews more complete financial statements.

We have significant goodwill and intangible assets included in our consolidated balance sheet, which may result in an impairment of their carrying values and the future recognition of substantial non-cash losses. The announcement of any such non-cash charges may cause our common stock price to fall.

As of September 30, 2025, we had $33,310,000 of goodwill and $4,854,000 of intangible assets included in our consolidated our balance sheets. Goodwill and intangible assets must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of any of these intangible assets (which includes goodwill) exceeds their estimated fair value, we would recognize a non-cash impairment loss on in an amount equal to the excess, not to exceed the amount of the particular intangible asset. If there is an indication of impairment on our intangible assets, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows are less than the carrying amount of the asset, a non-cash impairment loss would be recognized to write down the intangible asset to its estimated fair value.

S-9

Events and conditions that could result in impairment in the value of our goodwill and intangible assets include, but are not limited to, significant negative industry or economic trends, continuing large losses in 2026, significant decline in the Company’s common stock price for a sustained period of time, or a significant decline in market capitalization relative to net book value. Our ability to raise capital could be negatively impacted should future impairments of our goodwill and/or intangible assets occur.

If the United States continues to experience uncertainty with respect to the sales of existing homes and consumer sentiment, such events may continue to negatively impact Beeline’s business and loan origination volumes.

In 2025, the rate of sales of existing homes in the United States slowed and prices declined relative to prior periods in spite of increased volume in December 2025. The effect of the decreased volume and growth of existing home sales operates to reduce loan volume, margins, revenue, and profitability in the mortgage origination industry, including in our business which in 2025 saw 30% of its mortgage loan closings come from home sales. Further, in 2025 consumer sentiment has experienced gradual declines as increased uncertainty and concern surrounding affordability, interest rates, tariffs and geopolitical turmoil and the threat of a recession influence consumers’ behavior and opinions concerning the economy, capital markets and spending habits.

If an adverse trend in the sales of existing homes and/or consumer sentiment intensifies, our loan originations could fall which will negatively impact Beeline’s business operations, operating results and financial condition.

If the United States again experiences rising mortgage interest rates, it could negatively impact the Company’s business and loan origination volumes, and result in a material adverse effect on our operating results and our financial condition.

Following 2025 cuts in interest rates by the Federal Reserve, mortgage rates are lower as of mid-February 2026 compared to their 2023 peak. But the 30-year mortgage rates are more than double where they were in 2021 with the impact from COVID-19.

Current predictions show that the Federal Reserve may cut interest rates between one to three times in 2026. Such predictions could prove to be incorrect, and in any case offer no assurance of returning to pre-2021 loan origination volumes. An increase in interest rates may cause a reduction in demand for our offerings and/or increased delinquency default and foreclosure, which may adversely affect our business by increasing our expenses and reducing the number of mortgage service fees that are collected. Furthermore, interest rates depend on action taken by the Federal Reserve, which in turn depends on the current state of inflation and the U.S. economy as well as politics. The impositions of tariffs by the U.S. and any retaliatory actions by foreign countries, as well as refunds on tariffs following the U.S. Supreme Court’s ruling to strike down certain tariffs, could contribute to higher inflation and reduced economic activity for a prolonged period of time, thereby delaying any rate reductions or potentially resulting in rate increases in the future, as well as reduced demand for mortgages. Similarly the wars in Iran and the Ukraine could also contribute to increased and prolonged inflation including by increasing the price of oil and causing adverse impacts on supply chains. These uncertainties and developments could result in increased mortgage interest rates or other adverse consequences within our industry. If mortgage interest rates rise, fewer individuals may pursue home ownership or refinance, and the decreased profitability and loan originations will negatively impact the Company’s business operations, operating results and financial condition.

In addition, higher interest rates and inflation come with an increased probability for an economic downturn or recession by making it more difficult for businesses to borrow money and individuals to maintain employment. Contributing further to an increased probability for a recession or economic downturn in the U.S. in the near term are recent and threatened tariffs, trade wars, geopolitical conflicts, increased unemployment including due to widescale layoffs and staff reductions in the federal government, and volatility and declines in the stock market, any or all of which could cause the U.S. economy to experience a significant decline including a reduction in consumer sentiment and spending. Further, in February the labor market unexpectedly declined notwithstanding many economists anticipating growth for the month, further contributing to uncertainty and a potentially recessionary environment. Future economic downturns and recessions may negatively impact the real estate market and the demand for our services, which in turn would have a material adverse effect on its business and operating results. Because of the high purchase prices for homes relative to other items that may be purchased in the market, the real estate market tends to be particularly hard hit during economic downturns or recessions, and we cannot predict the impact such an event could have on us or the industry in the future.

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The ongoing federal government shutdown could have a material adverse effect on our business, financial condition, and results of operations.

As of the date of this prospectus supplement, the U.S. federal government shutdown is ongoing for certain federal agencies. While the full impact cannot be determined, the current or any future government shutdown could affect us in several ways, including, but not limited to, the following:

● A shutdown could reduce or delay services from federal agencies that are critical to our business, including the Internal Revenue Service. Delays in income verification, social security number verification, and regulatory reviews, approvals, or inspections could disrupt our operations or time-sensitive transactions.

● Critical government functions could be affected, causing delays that impact the broader market. For instance, the Bureau of Labor Statistics and other agencies might pause the release of key economic indicators, which could increase market volatility.

● Historically, government shutdowns have reduced consumer confidence and spending, which could have a negative impact on our revenue, particularly if our services are impacted by a fall or delay in discretionary spending.

The length and severity of any potential shutdown are uncertain, making it difficult to predict the full impact on our business.

Our management might apply the net proceeds from sales the Offering Agreement in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from our sales of shares under the Offering Agreement for strategic acquisitions, working capital and general corporate purposes and may use such proceeds for other uses such as strategic transactions and/or initiatives. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

If you purchase shares in this offering, you will suffer immediate and substantial dilution of your investment, and you will experience further dilution if we issue additional equity securities in future financing transactions.

Because the offering price per share of our common stock is higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

Investors purchasing shares of common stock in this offering will incur an immediate decrease of approximately $1.67 per share based on an assumed offering price of $2.73 per share. In addition, we have stock options and warrants outstanding that are exercisable into shares of our common stock. To the extent that such outstanding securities are exercised into shares of our common stock, investors purchasing our securities in this offering may experience further dilution. See “Dilution” at page S-14.

S-11

We may not be able to access sufficient funds under the Offering Agreement as and when needed.

Our ability to sell shares through Ladenburg and obtain funds under the Offering Agreement is limited by the terms and conditions in the Offering Agreement, including certain restrictions on when we may sell shares and the quantity of such sales.

We elected to enter into the Offering Agreement as a means to access capital quickly as market conditions permit. The extent to which we can we rely on the Offering Agreement as a source of funding will depend on a number of factors including the prevailing market price and trading volume of our common stock and the extent to which we are able to secure working capital from other sources in the future. We cannot assure you we will receive any proceeds from the at-the-market offering, or that proceeds we do receive will be sufficient to fund our working capital needs. If proceeds from the Offering Agreement are not sufficient to raise the working capital needed, we will have to raise capital through other means, which may be less favorable to us, require us to pledge our assets as security or expose us to other terms that impose restrictions or adverse consequences on our ability to run or business or pursue growth, and, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales of our common stock, or the perception that such sales may occur, could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed. The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

The market price of our shares of common stock is subject to volatility, which could result in substantial losses to investors.

The market price of shares of our common stock may fluctuate and has fluctuated significantly in response to factors, some of which are beyond our control, including:

●	the impact of interest rates on Beeline’s business;
●	our liquidity;
●	expansion of our business;
●	our success in implementing our SaaS and BeelineEquity businesses;
●	our ability to increase our business and reduce expenses;
●	actual or anticipated variations in operating results;
●	additions or departures of key personnel including our executive officers;
●	the impact of geopolitical conflicts like the wars in Ukraine, Israel and Latin America and the actions taken by the Trump administration on the economy;
●	the possibility of a recession or market down-turn;
●	cybersecurity attacks or data privacy issues involving our products or operations;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;
●	adverse regulatory developments; or
●	general market conditions including factors unrelated to our operating performance.

Recently, the stock market, in general, has experienced extreme price and volume fluctuations due to, among other factors, concerns involving the actions of the Trump administration, rate of inflation, the Federal Reserve decisions on interest rates particularly in the short term, the impact of tariffs and trade wars and the outcome of the tariff litigation, supply chain shortages, recession fears, and geopolitical turmoil including the wars in Ukraine, the Middle East, and Latin America. The ongoing discourse on the conflicts in Ukraine, Israel, and Latin America are evidence of the political uncertainties. These and other factors have contributed to extreme volatility in the stock market in 2025 and this far in 2026. Continued market fluctuations could result in extreme market volatility in the price of our common stock which could cause a decline in the value of our common stock below its recent prices.

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Although the stock market is at or near record highs, there are a number of underlying economic and geopolitical risks that could result in an adverse economic outlook that could affect our prospects. For example, while the Federal Reserve recently reduced interest in late 2025, there is the potential that combined with ongoing tariffs and uncertainties arising from certain litigation, the economy may face another inflationary spike. Further, there have been signs of declining consumer sentiment, continued concerns over affordability and the inability of consumers to purchase homes or apartments, reduced demand (including for real property), a deteriorating labor market and other factors that could result in a decline in the capital markets and the U.S. economy. Ultimately the economy may deteriorate into a recession with uncertain and potentially severe impacts upon the public capital markets and us. Among the potential consequences could be a substantial decline in stock prices including ours, a reduction in demand for securities of public companies (which may be more prevalent for smaller companies such as us) and more difficulty for us to raise capital we need and accessing capital on favorable terms or at all as a result. These and related consequences could also impact our vendors which could have negative impacts on us and our operations. We cannot predict how this will affect our business, but the impact may be material and adverse.

The common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares of common stock we will issue under the Offering Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Offering Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to the Agent at any time throughout the term of the Offering Agreement. The number of shares that are sold by the Agent after delivering a sales notice will fluctuate based on the market price of our common stock during the sales period and limits we set with the Agent. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $15,000,000 from time-to-time pursuant to this prospectus supplement. Because there is no minimum offering amount required pursuant to the Offering Agreement, the actual total proceeds to us, if any, are not determinable at this time. Actual net proceeds will depend on the number of shares we sell and the prices at which such sales occur. We cannot assure you that we will sell any shares under or fully utilize the Offering Agreement as a source of financing.

We intend to use the proceeds to redeem 4,425,102 shares of the issued and outstanding Series A convertible redeemable preferred stock at a purchase price of $2.00 per underlying share of common stock (based on the $1.75 per share conversion price, subject to adjustment) and for working capital and other general corporate purposes. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. We do not presently have any understanding relating to any potential acquisitions.

S-13

DILUTION

If you purchase shares of common stock in this offering, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2025 was approximately $13,579,036, or $0.69 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of shares of our common stock outstanding of 19,747,234 as of September 30, 2025.

The below table includes the pro forma effect of:

●	additional equity of $8,917,686 from the sales and issuances of securities which occurred between September 30, 2025 and March 6, 2026.

●	estimated commissions and estimated offering expenses of $475,000.

After giving effect to the above pro forma adjustments, our adjusted net tangible book value as of September 30, 2025 would have been approximately $22,021,722, or approximately $0.76 per share. This represents an immediate decrease in the net tangible book value of approximately $1.67 per share to our existing stockholders and an immediate increase in adjusted net tangible book value of approximately $0.30 per share to purchasers of our common stock in this offering. Both the actual and pro forma columns give effect to the 1-for-10 reverse stock split effective on March 12, 2025.

	Actual	Pro forma
Assumed offering price per share	$2.73	$2.73

Net tangible book value per share as of September 30, 2025	$0.69	$0.76

Increase in net tangible book value per share attributable to this offering	$0.43	$0.30

As adjusted net tangible book value per share after this offering	$1.11	$1.06

Decrease per share to new investors in this offering	$(1.62)	$(1.67)

The table above assumes for illustrative purposes an aggregate of 5,494,505 shares of our common stock are sold at a price of $2.73 per share, for aggregate gross proceeds of $15,000,000. The shares, if any, sold in this offering will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.73 per share shown in the table above, assuming all of our common stock in the aggregate amount of $15,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.11 per share and would cause a dilution in net tangible book value per share to new investors in this offering of $2.62 per share, after certain adjustments and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.73 per share shown in the table above, assuming all of our common stock in the aggregate amount of $15,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.97 per share and would cause a dilution in net tangible book value per share to new investors in this offering of $0.76 per share, after certain adjustments and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of shares common stock to be outstanding immediately after this offering is based on 28,942,065 shares of common stock outstanding as of March 6, 2026 and excludes, as of that date:

●	An estimated 1,702,640 shares of common stock underlying outstanding convertible preferred stock;

●	6,074,107 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average price of $1.82 per share;

S-14

●	29 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average price of $339.49 per share; and

●	Up to 3,783,828 shares of common stock available for issuance pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan and grants thereunder.

To the extent that we issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to investors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

PLAN OF DISTRIBUTION

We have entered into the Offering Agreement dated April 30, 2025 with Ladenburg, under which we may issue and sell from time to time shares of our common stock through or to Ladenburg as our sales agent or as principal. This prospectus supplement relates to the offer and sale of shares of common stock pursuant to the Offering Agreement for aggregate gross proceeds of up to $15,000,000.

Sales of the common stock, if any, will be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 promulgated under the Securities Act. If we and Ladenburg agree on any method of distribution other than sales of shares of our common stock on Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.

Each time we wish to issue and sell shares of common stock under the Offering Agreement, we will notify Ladenburg of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Ladenburg, subject to the terms and conditions of the Offering Agreement, Ladenburg has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Ladenburg under the Offering Agreement to sell our shares of our common stock are subject to a number of conditions that we must meet.

Ladenburg will provide written confirmation to us following the close of trading on Nasdaq following each day in which shares of our common stock are sold under the Offering Agreement. Each confirmation will include the number of shares sold on the day, the aggregate gross sales proceeds, the net proceeds to us, and the compensation payable by us to Ladenburg with respect to the sales. The settlement of sales of shares between us and Ladenburg is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Ladenburg may agree. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. We will report at least quarterly the number of shares of common stock sold through Ladenburg under the Offering Agreement, the net proceeds to us and the compensation paid by us to Ladenburg in connection with the sales of common stock.

We will pay Ladenburg in cash, upon each sale of our shares of common stock pursuant to the Offering Agreement, a commission equal to 3.0% of the aggregate gross proceeds from each sale of shares of our common stock. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Ladenburg for the fees and disbursements of its counsel, payable upon execution of the Offering Agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel up to $5,500 per due diligence update session, or up to $7,500 pursuant to certain terms of the Offering Agreement. We estimate that the total expenses for this offering, excluding any commissions or expense reimbursement payable to Ladenburg and prior amounts paid under the terms of the Offering Agreement, will be approximately $25,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

S-15

Settlement for sales of common stock will occur on the first trading day following the date on which any sales are made (or any such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time), or on some other date that is agreed upon by us and Ladenburg, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Ladenburg may agree upon. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

In connection with the sales of common stock on our behalf, Ladenburg will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Ladenburg will be deemed to be underwriting commissions or discounts. We have agreed in the Offering Agreement to provide indemnification and contribution to Ladenburg against certain liabilities, including liabilities under the Securities Act.

The offering of our shares of common stock pursuant to the Offering Agreement will terminate upon the earlier of the (i) sale of all of our shares of common stock provided for in this prospectus supplement or (ii) termination of the Offering Agreement as permitted therein.

This summary of the material provisions of the Offering Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Offering Agreement was filed as Exhibit 1.1 to our Current Report on Form 8-K filed under the Exchange Act on May 1, 2025, and incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” “Documents Incorporated by Reference” below.

To the extent required by Regulation M, Ladenburg will not engage in any market making activities involving our shares of common stock while the offering is ongoing under this prospectus supplement.

As of the date of this prospectus supplement, we have sold a total of 5,907,698 shares of common stock under the Offering Agreement and received gross proceeds totaling $8,260,077.

In addition to acting as sales agent under the Offering Agreement, Ladenburg previously served as placement agent in connection with the Company’s offer and sale to certain accredited investors in a registered direct offering of a total of 4,620,000 shares of the Company’s common stock for gross proceeds of $7,392,000, before deducting placement agent fees and other offering expenses (the “Registered Direct Offering”). The closing of the Registered Direct Offering occurred on November 12, 2025. On November 11, 2025, the Company entered into a placement agency agreement with Ladenburg, pursuant to which the Company paid Ladenburg consideration consisting of (i) a cash fee equal to 8.0% of the aggregate gross proceeds in the Registered Direct Offering, (ii) a management fee equal to 1.0% of the aggregate gross proceeds received in the Registered Direct Offering, (iii) warrants to purchase 277,200 shares of common stock at an exercise price of $2.48 per share, and (iv) reimbursement of certain expenses.

Ladenburg and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

The summary of the material provisions of the Offering Agreement set forth herein does not purport to be a complete statement of its terms and conditions. A copy of the Offering Agreement has been filed with the SEC as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated March 1, 2025. This prospectus in electronic format may be made available on a website maintained by Ladenburg and Ladenburg may distribute this prospectus electronically.

LEGAL MATTERS

The legality of the common stock offered by this prospectus supplement and the accompanying prospectus has been passed upon for us Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida, which firm has acted as our counsel in connection with this offering. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to Ladenburg in connection with this offering.

S-16

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 incorporated by reference in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A and M&K CPAs, PLLC., respectively, independent registered public accounting firms, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firms as experts in auditing and accounting. In 2024, Salberg & Company, P.A. became our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, at www.sec.gov. You may also access our SEC reports and proxy statements free of charge at our website, www.makeabeeline.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 filed with the SEC under the Securities Act for the common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025;
●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on with the SEC on May 20, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed on with the SEC on August 14, 2025, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 filed on with the SEC on November 14, 2025; and
●	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 15, 2025, April 16, 2025, April 30, 2025, May 1, 2025, May 9, 2025, May 15, 2025, May 27, 2025, June 3, 2025, June 6, 2025, June 16, 2025, June 25, 2025, July 1, 2025, July 29, 2025 (Items 1.01, 3.02, 7.01 and 9.01), July 29, 2025 (Items 3.02, 8.01 and 9.01), July 29, 2025 (Items 3.02, 5.03 and 9.01), August 7, 2025, September 26, 2025, October 6, 2025, October 8, 2025, October 28, 2025, November 12, 2025, November 13, 2025, November 24, 2025, December 30, 2025, January 30, 2026, and February 19, 2026 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);
●	Our Definitive Proxy Statements on Form DEF 14A filed with the SEC on February 5, 2025 and August 18, 2025; and
●	The description of our common stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

Telephone number: (888) 810-5760

S-17

You should rely only on information contained in this prospectus. We and the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. The selling stockholders may sell up to 83,105,133 shares of common stock in one or more offerings. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we, or a selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “Beeline” “Beeline Holdings,” the “Company,” “we,” “our” or “us” in this prospectus refer to Eastside Distilling, Inc. (dba Beeline Holdings), and its subsidiaries, unless the context suggests otherwise.

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

SUMMARY

Eastside Distilling, Inc. is a Nevada corporation incorporated in 2004 with its principal place of business in Monroe, Connecticut. In January of 2025, it registered the dba “Beeline Holdings” and has two wholly-owned subsidiaries Beeline Financial Holdings, Inc. (“Beeline Financial”) and Bridgetown Spirits Corp. (“Spirits”). The Company commenced trading on NASDAQ under the symbol “BLNE” on January 27, 2025.

Recent Developments

Authorized Common Stock Increase

On January 27, 2025, our stockholders approved an amendment to our Articles of Incorporation increasing to 100,000,000 the number of authorized shares of common stock, par value $0.0001 per share “Common Stock”.

Reverse Stock Split

On February 4, 2025, our Board of Directors set 1:10 as the reverse split and set a record date between February 25, 2025 and March 3, 2025 for the effectiveness of the reverse split. On December 23, 2024, our stockholders approved a reverse stock split of our Common Stock in a range from 1:2 to 1:10 as determined by the Board of Directors.

Equity Line of Credit

On December 31, 2024, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement with an institutional investor pursuant to which we agreed to sell, and the purchaser agreed to purchase, up to $35 million of our common stock, subject to a limit of 19.99% of our Common Stock outstanding prior to receiving necessary approval of our stockholders in accordance with NASDAQ requirements. We sold $150,000 of our Series G Convertible Preferred Stock to the investor in connection with the Stock Purchase Agreement.

2

Executive Loans

On December 31, 2024, Beeline Financial’s founder and Chief Executive Officer advanced $700,000 to Beeline Financial and received a demand promissory note. The executive’s loan accrues interest at a rate of 8% per annum and is payable within 15 days of demand by the executive.

Beeline Financial’s founder and Chief Executive Officer purchased the following: on December 23, 2024, $500,000 of units consisting of 980,392 shares of Series G Convertible Preferred Stock and 490,196 warrants to purchase shares of common stock; on December 27, 2024, $425,000 of units consisting of 833,333 shares of Series G Convertible Preferred Stock and 416,667 warrants to purchase shares of common stock; and on December 31, 2024, $75,000 of units consisting of 147,059 shares of Series G Convertible Preferred Stock and 73,529 warrants to purchase shares of common stock.

The Company’s director Joseph Freedman on January 17, 2025, purchased $121,593 of units consisting of 238,414 shares of Series G Convertible Preferred Stock and 119,209 warrants to purchase shares of common stock.

Sales of Units

On November 22 and 25, 2024, the Company on sales of $350,000 in common stock and warrants. We issued 686,205 shares of common stock and 343,136 warrants.

From November 26, 2024 to January 29, 2025, the Company sold 3,992,157 shares of Series G Convertible Preferred Stock and warrants to purchase a total of 1,996,077 shares of common stock for total gross proceeds of $3,157,593.

On December 31, 2024, the Company issued to Joseph Gunnar & Co., LLC, its former investment banker, 250,000 shares of Series G as consideration for the waiver and release of certain contractual rights under which the Company also paid $100,000 and provided registration rights with respect to the shares of common stock issuable upon conversion of the Series G.

We issued C/M Capital Master Fund LP (“C/M” or the “Purchaser”) 573,925 shares of Series G pursuant to the ELOC. On December 31, 2024, an affiliate of the Purchaser purchased 294,118 shares of Series G and 147,059 G Warrants in the Series G and G Warrant offering in exchange for $150,000.

In January 2025, we issued a consultant 264,796 shares of Series G as payment for past services, and may issue the consultant $10,000 per month of Series G or common stock (subject to shareholder approval) in lieu of cash payments.

Sale of OID Notes

On November 14, 2024, the Company sold $1,938,000 of principal amount of senior secured notes and pre-funded warrants to purchase 363,602 shares of common stock for gross proceeds of $1,615,000. The notes have a maturity date of 120 days following issuance and include a 20% original issue discount and do not bear interest until event of default, and thereafter at a rate of 18% per annum. If the note remains outstanding for 180 days, the note requires a special one-time interest payment of 30% which will increase the principal of each note accordingly. Upon the occurrence of an Event of Default, each investor also has the right to require the Company to pay all or any portion of the note at a 25% premium. Further, the Company is required to prepay the notes in connection with certain sales of securities or assets at each Investor’s election in an amount equal to 35% of the gross proceeds from such sales. The Company also has the right to prepay all, but not less than all, of the outstanding amounts under the notes, at its election. The notes contain certain restrictive covenants, including covenants precluding the Company and its subsidiaries from incurring indebtedness, transferring assets, changing the nature of its business, and engaging in certain other actions, subject to certain exceptions.

The warrants have a term of five years from issuance and are exercisable at an exercise price of $0.50 per share (of which $0.001 per share was pre-funded by each Investor). The warrants will be exercisable beginning upon shareholder approval of the issuance of the Common Stock issuable upon exercise of such warrants in accordance with the rules of The Nasdaq Capital Market and an increase in the authorized Common Stock of the Company. If at any time after exercising the warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for use, then the warrants may also be exercised, in whole or in part, by means of a “cashless exercise.”

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Acquisition of Beeline Financial Holdings, Inc.

On October 7, 2024, we closed the transaction contemplated by the Agreement and Plan of Merger and Reorganization, as amended, pursuant to which Beeline Financial became a wholly-owned subsidiary of the Company.

Business Overview

Beeline Financial is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending through an online digital experience. Beeline Financial has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers.

Bridgetown Spirits Corp. manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including whiskey, vodka, rum and tequila, under recognized brands in 30 states. We sell our products on a wholesale basis to distributors through open states, and brokers in control states.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

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DESCRIPTION OF STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,689,503 shares are outstanding as of January 31, 2025, and 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 2,500,000 shares of Series B are authorized and outstanding, 255,474 shares of Series D are authorized, of which 255,474 shares are outstanding, 200,000 shares of Series E are authorized, of which shares 200,000 are outstanding, 70,000,000 shares of Series F are authorized, of which 69,085,562 shares are outstanding, 1,000,000 shares of Series F-1 are authorized, of which 517,775 shares are outstanding, and 11,000,000 shares of Series G are authorized, of which 7,280,080 shares are outstanding. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BLNE”.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, Certificate of Designations, Rights, and Preferences of the Series B, Series D, Series E, Series F, Series F-1, and Series G, as applicable, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our Common Stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Series B

Each share of Series B has a stated value of $1.00, and the entire series of stock has a liquidation preference of $2.5 million. The Series B is convertible into shares of the Company’s Common Stock at $62.00 per share. The holder of Series B has voting rights on an as-converted basis. The Series B accrues dividends at a rate of 6% per annum, payable annually on the last day of December of each year. In 2024, it was paid earlier in Common Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends are payable at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $0.5 million. For “in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) the volume weighted average price of the Common Stock (“VWAP”) for the 90 trading days immediately preceding a dividend date. each of the Series B has a liquidation preference equal to the stated value and is senior to all other equity securities. The Series B conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

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Series D

Each share of Series D has a stated value of $10.00. The Series D is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series D will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Eastside, the holders of Series D will share in the distribution of Eastside’s net assets on an as-converted basis equally with the Series C and Series E, subordinate only to the senior position of the Series B. Each share of Series D is convertible into Common Stock by a conversion ratio equal to the stated value of the Series D share divided by the Series D conversion price. The initial Series D conversion price is $1.80 per share of Common Stock. The two holders of the Series D each were investors in the Private Placement. We entered into a letter agreement in connection with the Private Placement where we agreed that the two holders could convert $333,333 of the stated value of the Series D into Common Stock beginning April 7, 2025 at the lower of $0.50 per share of the five-day VWAP ending on April 7, 2024, subject to a floor of $0.25 per share. The number of shares of Common Stock into which a holder may convert Series D is limited by a beneficial ownership limitation of 9.99%. The Series D conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

Series E

Each share of Series E has a stated value of $10.00. The Series E is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series E will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of the Company, the holders of Series E will share in the distribution of Eastside’s net assets on an as-converted basis together with the holders of the Series D, subordinate only to the senior position of the Series B.

Commencing 390 days after October 7, 2024, (the “Measurement Date”), each share of Series E will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series E share divided by the Series E conversion price. The Series E conversion price on and after the Measurement Date will equal the average of the VWAP for the five trading days immediately preceding the Measurement Date, subject to a floor price of $0.25 per share. The Series E conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events. The number of shares of Common Stock into which a holder may convert Series E is limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 9.99%.

Series F

Each share of Series F has a stated value of $0.50. The holders of Series F have no conversion or voting rights prior to stockholder approval of such actions. The Series F was issued to the former Company stockholders in the Merger. In the event of a liquidation of Eastside, the holders of Series F will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of Eastside approve the conversion of the Series F, each share of Series F will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series F share divided by the Series F conversion price. The initial Series F conversion price is $0.50 per share (or on a one-to-one share basis), subject to adjustment as provided therein including a floor price of 20% of the Nasdaq Minimum Price. Subject to stockholder approval, the Series F has voting rights on an as-converted basis. The Series F conversion price and floor price are subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series F will be limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company which presently only applies to the Company’s Chief Executive Officer. The number of shares of Common Stock issuable upon conversion of the Series F is also subject to adjustment as described below under “Series F and Series F-1 Special Adjustment Feature.”

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Series F-1

The Series F-1 was issued to former Company stockholders in the Merger. The Series F-1 was designed to be equivalent to our Common Stock. Because of our limited authorized capital, we elected to use the Series F-1. The Series F-1 is convertible into Common Stock by dividing the stated value ($0.50 per share) by the conversion price ($0.50 per share). As a result, upon conversion each share of Series F-1 converts into Common Stock on a one-on-one basis. The Series F-1 has voting rights on an as-converted basis. The number of shares of Common Stock into which a holder may convert Series F-1 will be limited by a beneficial ownership limitation, which is 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company In the event of a liquidation of Eastside, the holders of Series F-1 will share in the distribution of the Company’s net assets on an as-converted basis, subordinate only to the senior position of the Series B, Series D and Series E.

Series F and F-1 Special Adjustment Feature

If stockholder approval of the voting and conversion of the Series F occurs, the Series F and Series F-1 were, as of October 7, 2024, equal to 82.5% of Common Stock outstanding on a fully diluted basis (the “Stated Percentage”). In addition, with respect to each of the Series F and Series F-1, if during the two years ending October 7, 2026 the sum of (i) the shares of Common Stock outstanding on October 7, 2024, plus (ii) shares issuable on conversion of Series B, Series C, Series D and Series E, plus (iii) shares issuable on conversion of securities issued in the initial financing of the post-Merger company of at least $1.5 million and less than $3.25 million, (iv) plus shares issued to settle pre-existing liabilities (collectively, the “Measuring Shares”) exceeds 14,848,485 (the “Maximum Amount”), then the Series F and Series F-1 conversion rates will be adjusted to maintain the Stated Percentage of the shares of Common Stock issuable upon conversion of the Series F and Series F-1 relative to the Measuring Shares, subject to a cap of 70 million shares of Common Stock. Likewise, if the number of Measuring Shares on October 7, 2025, is less than 14,848,485, then the Series F and Series F-1 conversion rates will be adjusted to retain the Stated Percentage of shares issuable on conversion of the Series F and Series F-1 relative to Measuring Shares of 82.5%. All adjustments are subject to a floor price equal to 20% of the Minimum Price as defined in the Nasdaq Rules as long as the Common Stock trades on The Nasdaq Capital Market.

In connection with the adjustment provisions described above for a period of one year from the issuance date, 10% of the shares of Common Stock underlying the Series F and Series F-1 are subject to lock-up restrictions, and potential reduction in the underlying shares of Common Stock to the extent the Measuring Shares are less than the Maximum Amount, which if applicable will apply on a pro rata basis as to the holders thereof so as to preserve the Stated Percentage.

If our Common Stock is de-listed from Nasdaq, the various stockholder approvals will not be required for conversion and exercise, except for the increase in authorized Common Stock.

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Series G Convertible Preferred Stock

Each share of Series G Convertible Preferred Stock (“Series G”) has a stated value of $0.51. The holder of Series G has no conversion or voting rights prior to stockholder approval of such actions. In the event of a liquidation of Eastside, the holders of Series G will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of the Company approve the conversion of the Series G, each share of Series G will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series G share divided by the Series G conversion price. The initial Series G conversion price is $0.51 per share, subject to adjustment as provided therein including in the event of an issuance of Common Stock or Common Stock equivalents at a price per share that is less than the conversion price, subject to a floor price of 20% of the Nasdaq Minimum Price as of the initial closing date of the offering of such Series G. The Series G conversion price is subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series G will be limited by a beneficial ownership limitation, which restricts the number of shares of our Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series D, Series E, Series F, Series F-1 and Series G, as well as warrants that were issued in various transactions as described above (the “Derivative Securities”). We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except for Joseph Gunnar & Co., LLC’s former role as placement agent and financial advisor for the Company and Beeline and the ownership of the Debentures and the Derivative Securities, the Selling Stockholders have not had any material relationship with us within the past three years.

Because of limitations imposed by Nasdaq, the Shares cannot be sold until our stockholders have approved their issuance. We are filing a Definitive Proxy Statement with the SEC for purposes of holding a Special Meeting of Stockholders on March 3, 2025 for purposes of approving certain issuances of shares, including the Shares to which this Prospectus relates (the “Special Meeting”).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, as of the date of this Prospectus, giving effect to the conversion and exercise of the Derivative Securities held by each such Selling Stockholder as of such date subject to beneficial ownership limitations set forth therein.

The third column lists the shares of Common Stock being offered by this Prospect by the Selling Stockholders and does not take into account any limitations on conversion of the Derivative Securities.

We have agreed to register the public sale of the shares of Common Stock issuable upon exercise of the Derivative Securities. This Prospectus generally covers the public sale of the number of shares of Common Stock issuable pursuant to the Derivative Securities. Because the conversion price of the Derivative Securities may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus. The fourth column assumes the conversion of and issuance of shares of Common Stock underlying the Derivative Securities and the sale of all of the Shares offered by the Selling Stockholders pursuant to this Prospectus.

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Under the terms of the respective securities, a Selling Stockholder may not convert a Derivative Securities to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of Shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this Offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
10A10, LLC	145,073	*	145,073	-	*
ACM Alamosa I LP	785,681	*	785,681	-	*
ACM Alamosa I-A LP	509,615	*	509,615	-	*
Albert D. Smith IV	50,101	*	50,101	-	*
Allan Evans	150,000	*	150,000	-	*
Anthony D. Dinovella Jr	16,928	*	16,928	-	*
Anthony R. Petito	362,554	*	362,554	-	*
Barbara Mey	130,469	*	130,469	-	*
BDLAX, LLC	766,928	*	766,928	-	*
Better Living Options, LLC	98,063	*	98,063	-	*
Bigger Capital Fund, LP	1,025,353	1%	1,025,353	-	*
Bigui Huang	188,143	*	188,143	-	*
Bobby Yadegar	397,748	*	397,748	-	*
Business Development Company of Rhode Island	12,622	*	12,622	-	*
Campbell Peck	31,981	*	31,981	-	*
Cathryn and James Connell	279,412	*	279,412	-	*
Cavalry Investment Fund, LP	9,613,290	11%	9,613,290	-	*
Cerilli Family Trust DTD 11-26-2024 (Ben Cerilli)	105,883	*	105,883	-	*
Chris Liuzza	32,618	*	32,618	-	*
Clint White	211,748	*	211,748	-	*
Clore Insurance Group, Inc.	119,322	*	119,322	-	*
Coolidge Consulting LLC	34,962	*	34,962	-	*
David Brown	14,628	*	14,628	-	*
David L. Delaro	98,039	*	98,039	-	*
District 2 Capital Fund LP	1,544,041	2%	1,544,041	-	*
Donald M. Troppoli	360,573	*	360,573	-	*
Donald Rogers & Maria Hoksbergen	159,098	*	159,098	-	*
EF Corporate Holdings LLC	411,502	*	411,502	-	*
El Moto Pty Ltd. as trustee for El Pulpo Trust	275,694	*	275,694	-	*
Ellington Financial REIT	1,546,307	2%	1,546,307	-	*
Equity Trust Company Custodian FBO Paul Jon Solit IRA	294,117	*	294,117	-	*
Eric Dannheim	589,931	*	589,931	-	*
Finley Peck	31,981	*	31,981	-	*
Frank Deus	297,275	*	297,275	-	*
G&G Hebblewhite Partnership	225,545	*	225,545	-	*
Geaux For Broke LLC	381,748	*	381,748	-	*
Geoff and Trish O’Keefe	111,554	*	111,554	-	*
Geoffrey M. Parillo	1,253,371	1%	1,253,371	-	*
George and Sylvia Putnam Estate Trust	187,496	*	187,496	-	*
George Hutchinson	81,544	*	81,544	-	*
George Putnam	237,069	*	237,069	-	*
Gordon Holmes	1,684,716	2%	1,684,716	-	*
Harold Schein	117,647	*	117,647	-	*
Harrison SMSF Pty Ltd as trustee for the Harrison SMSF	98,412	*	98,412	-	*
Harvey Kesner	300,059	*	300,059	-	*
Henryk Slabosz and Janet Thelma Slabosz as Trustees for the Slabosz Family Superannuation Fund	14,825	*	14,825	-	*
Honey Jar Investments Pty Ltd ATF The Honey Jar Investment Trust	571,594	*	571,594	-	*
Honey Pot Investment Trust	422,204	*	422,204	-	*
Hoover Consulting LLC	34,962	*	34,962	-	*
Howard Shaw (Bill)	221,911	*	221,911	-	*
Hubert Jolly	85,656	*	85,656	-	*
Jaime Renee Millar	225,545	*	225,545	-	*
James Connell	163,087	*	163,087	-	*
Jared Larsen	399,363	*	399,363	-	*
Jared Larsen GST Family Trust	37,135	*	37,135	-	*

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	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
Jeanne Guglielmi	1,435,710	2%	1,435,710	-	*
Jeb Bowden	994,369	1%	994,369	-	*
Jessica N. Kennedy	237,288	*	237,288	-	*
Jim Hook	81,544	*	81,544	-	*
Joanne B. Sanders Revocable Trust 1	94,812	*	94,812	-	*
Joanne Sanders	81,544	*	81,544	-	*
John Jurkovich	392,822	*	392,822	-	*
John Murphy	477,299	*	477,299	-	*
John N. Chandler	937,208	1%	937,208	-	*
John Nash	1,897,276	2%	1,897,276	-	*
John Peck	95,562	*	95,562	-	*
John Putman	326,171	*	326,171	-	*
Jonathan Vasquez	978	*	978	-	*
Joseph D. Freedman	895,809	1%	895,809	-	*
Joseph Gunnar & Co. LLC	250,000	*	250,000	-	*
K&J Family Trust	52,443	*	52,443	-	*
Kane Investment Trust	437,096	*	437,096	-	*
Keba Henderson Trust	17,075	*	17,075	-	*
Kelly and Jade Masters	13,621	*	13,621	-	*
Kenan Diao	5,675	*	5,675	-	*
Kimberly Cox	385,000	*	385,000	-	*
Lagniappe, LLC	25,099	*	25,099	-	*
Lawrence J. Buckley	100,716	*	100,716	-	*
Lyn and Margaret Comfort	56,313	*	56,313	-	*
Lyn Comfort	730,588	*	730,588	-	*
Lyncean Limited Partnership I	192,383	*	192,383	-	*
Madhuri Reddy	2,886	*	2,886	-	*
Mark Bardorf	409,472	*	409,472	-	*
Marshall Gwinn Huggins Revocable Trust Dated July 13, 2017	1,524,273	2%	1,524,273	-	*
Matthew Campbell	269,608	*	269,608	-	*
Matthew Liuzza	12,231	*	12,231	-	*
Michael Laughlin	792,952	*	792,952	-	*
Mirage Exploration, Inc.	429,212	*	429,212	-	*
Mona E. Marcel	210,860	*	210,860	-	*
MPD Alternative Pty Ltd as trustee for MPD Alternative Trust	798,468	*	798,468	-	*
Murray Hill Partners, LLC	49,050	*	49,050	-	*
Nicholas R. Liuzza Jr Trust - 2020	1,872,160	2%	1,872,160	-	*
Nicholas R. Liuzza, Jr.	19,393,731	22%	19,393,731	-	*
Nicholas Seminario	159,098	*	159,098	-	*
Pacificus Partners, LLC	461,551	*	461,551	-	*
Pat Bowen	244,626	*	244,626	-	*
Patrick Fitzgerald	101,325	*	101,325	-	*
Paul Auersperg	159,098	*	159,098	-	*
Paul Rabinowitz	2,832,773	3%	2,832,773	-	*
Paul Sailor	1,323,529	2%	1,323,529	-	*
Paul Spiteri	492,371	*	492,371	-	*
Peck 2023 Trust	1,385,030	2%	1,385,030	-	*
Pete Anderson	56,391	*	56,391	-	*
Peter Gonzalez	2,538,861	3%	2,538,861	-	*
Phyllis J. Beckman Trust dated March 29, 2010	98,187	*	98,187	-	*
Raymond Mey	81,544	*	81,544	-	*
Robert J. Robie	97,897	*	97,897	-	*
Robert Peck	12,379	*	12,379	-	*
Robert Scott Buhrer	67,258	*	67,258	-	*
Robinson Interest LLC	318,202	*	318,202	-	*
Rodney Raanan	147,059	*	147,059	-	*
S&MCIC SMSF Pty Ltd.	112,773	*	112,773	-	*
Saleem & Company LLC	72,997	*	72,997	-	*
Scott Dean	108,065	*	108,065	-	*
Scott Dols	704,033	*	704,033	-	*
Shayan Family Trust	221,995	*	221,995	-	*
Simone Jordan	225,545	*	225,545	-	*
Slabosz Discretionary Trust	242,180	*	242,180	-	*
Stan Kwasniewski and Nicole Kwansniewski	195,831	*	195,831	-	*
Standsay Pty Ltd A.C.N. 126 495 921 as Trustee for the Hardwick Tiger Trust	124,529	*	124,529	-	*
Stellar Innovative Solutions Corp.	383,763	*	383,763	-	*
Stephen Katz	2,046,225	2%	2,046,225	-	*
Stephen Parrillo	232,084	*	232,084	-	*
The G. Quinn Jones 2000 Irrevocable Trust	318,840	*	318,840	-	*
Thomas B. Putnam	474,043	*	474,043	-	*
Thomas Jenkins	489,258	*	489,258	-	*
Titan Beeline SPV LLC	15,020	*	15,020	-	*
Todd Costa	213,475	*	213,475	-	*
Tower III, LLC	342,799	*	342,799	-	*
Troy Wynter & Melissa Wynter	45,109	*	45,109	-	*
Uncommon Hour LLC	1,073,129	1%	1,073,129	-	*
Uttarkashi Pty Ltd as trustee for Uttarkashi Trust	532,168	*	532,168	-	*
Walter Mey	522,721	*	522,721	-	*
William Peck	31,981	*	31,981	-	*
WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series	25,891	*	25,891	-	*
Zed Seven Pty Ltd ATF The Stockwell Family Trust	247,073	*	247,073	-	*

*Less than 1%

(1)	Percentages are based on 4,689,503 shares of Common Stock outstanding as of the date of this Prospectus, and based on 87,794,636 shares of our Common Stock estimated to be outstanding after the conversion and exercise of the Derivative Securities and certain warrants and options issued following the closing of the merger on October 7, 2024. For the purposes of this table we assume the Special Meeting of our stockholders will be held within 60 days of this Prospectus and Proposal 1 at the Special Meeting will be approved. Proposal 1 covers an estimated total of 87,794,636 of Common Stock issuable upon conversion of all Derivative Securities and exercise of certain warrants and options issued or to be issued on or following the closing of the merger on October 7, 2024. This amount does not include other shares of common Stock issuable under anti-dilution rights provided to holders of these securities.

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(2)	For the purposes of the calculations of Common Stock to be sold pursuant to this Prospectus we are assuming the conversion and exercise in full of all of the outstanding shares of the Derivative Securities and exercise of the warrants, without regard to any limitations on conversions set forth therein. The Shares included in this column represent the Shares being offered by each Selling Stockholder pursuant to this Prospectus.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the securities which Shares are registered for sale under the Registration Statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another Registration Statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

If any selling stockholder offers and sells shares of common stock pursuant to this prospectus, then we will provide you with a prospectus supplement filed pursuant to Securities Act Rule 424(b)(7), as permitted by Rule 430B(b)(2), which will set forth the name of each selling stockholder, the number of shares of common stock beneficially owned by such selling stockholder and the number of the shares of common stock such selling stockholder is offering. The prospectus supplement also will disclose whether any of the selling stockholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the names of and number of shares of our common stock being sold by the selling stockholders;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or a selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or a selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

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Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

The selling stockholders may sell all or a portion of the shares of common stock described in this prospectus and any accompanying prospectus supplement and there can be no assurance that any selling stockholder will sell any or all of the shares of common stock described in this prospectus or any accompanying prospectus supplement. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

In addition to the methods described above, the selling stockholders may use any one or more of the following methods when disposing of their respective shares of common stock:

●	any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq Capital Market, on which the common stock is currently listed;

●	the over-the-counter market;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

LEGAL MATTERS

The Law Office of Harvey Kesner P.C. has opined on the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Beeline Financial Holdings, Inc. as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on April 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 13, 2024; for the quarterly period ended June 30, 2024 filed with the SEC on August 14, 2024; and for the quarterly period ended September 30, 2024 filed with the SEC November 15, 2024; and

●	our Current Reports on Form 8-K filed with the SEC on October 7, 2024 (as amended by Form 8-K/A filed December 19, 2024); November 14, 2024; November 15, 2024; November 21, 2024; November 26, 2024; December 3, 2024; December 5, 2024; December 9, 2024; December 13, 2024; December 19, 2024 (8-K/A); December 19, 2024; December 19, 2024; December 30, 2024; January 3, 2025, January 7, 2025, January 21, 2025, January 24, 2025, and January 30, 2025.

●	Our definitive proxy statements on form DEF 14A filed with the SEC on November 14, 2024 and December 20, 2024.

●	the description of our common stock contained in our Preliminary Proxy Statement” on Form Pre 14A “Description of Securities” filed with the SEC on January 17, 2025.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Beeline Holdings, 755 Main Street, Building 4, Suite 3, Monroe, CT 06468; (458) 800-9154.

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Up to $15,000,000 of Shares of Common Stock

PROSPECTUS SUPPLEMENT

Ladenburg Thalmann

March 10, 2026